EXHIBIT 99.1

News Release
                                                   Homestake Mining Company
                                                   650 California Street
                                                   San Francisco, CA 94108
                                                   Phone: 415-981-8150
                                                   Fax: 415-397-5038
                                                   http://www.homestake.com

Contact:

Stephen A. Orr
Vice President, Investor Relations
415-983-8169 (United States)



               HOMESTAKE MINING COMPANY TO ACQUIRE ARGENTINA GOLD


     SAN FRANCISCO, CA March 8, 1999 -- Homestake Mining Company (NYSE: HM, ASX:
HSM, TSE: HCX), and Argentina Gold Corp. (VSE: ARP) today announced a definitive agreement for Homestake to acquire the Vancouver-based Argentina Gold Corp. (VSE: ARP) for approximately US$200 million (C$300 million) in Homestake common stock. Argentina Gold's principal asset is its 60% interest in the Veladero property located in northwest Argentina along the El Indio gold belt. Argentina Gold's resource estimate indicates that Veladero's three mineralized zones contain at least 4.5 million ounces of gold and 100 million ounces of silver.


     In addition to the Veladero project, Argentina Gold's holdings include the very promising Del Carmen project and the Rio Frio, Santa Rosa and Vicuna Pampa prospects. Argentina Gold's land package encompasses an entire mining district and covers more than 80% of the rich El Indio gold belt in Argentina.


     Under the terms of the agreement,  Argentina Gold shareholders will receive
0.545 shares of Homestake common stock for each share of Argentina Gold common stock. Based on the closing price for Homestake common stock on Friday, March 5, 1999, the transaction values each Argentina Gold share at US$5.14 or C$7.81. Homestake will issue approximately 21 million additional shares, which is equal to about 8.8% of Homestake's currently outstanding shares. The transaction will be accounted for as a pooling of interests. Directors of Argentina Gold, representing approximately 15% of currently outstanding Argentina Gold stock, have stated their intention to vote in favor of the transaction.

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     "Argentina  Gold  and its  unique  Veladero  site,  presents  a  tremendous opportunity for Homestake," said Jack E. Thompson, Chairman, President and Chief Executive Officer of Homestake. "Based on recent independent surveys and our own due diligence, we believe that the Veladero property is a superb gold asset with exceptional upside potential. While only 30% of the project area has been
explored,   the  resources  defined  to  date  and  the  consistently  favorable metallurgical tests suggest that Veladero's resources could grow significantly. If Veladero meets our expectations, it will develop into a very significant producer at an attractive cash cost. This acquisition strengthens our operating base in South America where we are currently evaluating the feasibility of expanding our operations at La Falda in Chile with ore from the adjacent Jeronimo deposit. It makes Latin America Homestake's fourth growth pillar after the U.S., Canada and Australia without appreciably altering our conservative geo-political risk profile."

     Lukas Lundin, Director of Argentina Gold stated, "This is an excellent transaction for Argentina Gold's shareholders, representing a full and fair price, and offering the opportunity to participate in the upside of a well managed, international gold producer."

     "Throughout acquisition discussions, the Special Committee of the Board of Directors of Argentina Gold has focused on ensuring that Argentina Gold's shareholders received full value for their shares. Homestake's bid for Argentina Gold is a fair offer that provides excellent value for our shareholders." stated William Rand, Director and Chairman of the Special Committee of the Directors for Argentina Gold.

     Homestake and Argentina Gold have agreed to complete the acquisition as a plan of arrangement under the Canada Business Corporations Act. Completion of the transaction is subject to approval by the Argentina Gold Shareholders, the British Columbia Supreme Court and further due diligence. The transaction is expected to close in May 1999.

         Following completion of the acquisition, Homestake will carry out an intense drill program to increase reserves and resources at Veladero. In addition, work will begin to determine optimal design parameters for the mining and processing of ore from this deposit. Homestake expects to spend approximately $6 million for its share of additional drilling and a feasibility study during 1999.


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         Homestake Mining Company is an  international  gold mining company with operations and exploration activities in the United States, Canada, Australia and Chile. The Company also has active exploration programs in Latin America and Eastern Europe. Homestake currently produces approximately 2.3 million ounces of gold annually from 16 operating mines. Shares of the Company's stock are listed on the New York Stock Exchange, the Australian Stock Exchange and the Basel, Geneva and Zurich Stock Exchanges in Switzerland. Homestake began gold mining operations over 120 years ago, and is the oldest listed company on the New York Stock exchange still in its original business. It has received numerous industry awards for its responsible environmental health and safety management programs.

     Certain statements contained in this press release that are not statements of historical facts are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management, as well as assumptions made by and information currently available to management. Forward looking statements include those preceded by the words "believe," "estimate," "expect," "intend," "will," and similar expressions, and include estimates of future production, costs per ounce, and cost reductions, dates of construction completion, costs of capital projects and commencement of operations. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results. Some important factors and assumptions that could cause actual results to differ materially from expected results are discussed below. Those listed are not exclusive.

     Estimates of reserves and estimates of future production for particular properties and for the Company as a whole are derived from annual mine plans that have been developed based on mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ore (such as hardness and metallurgical characteristics), and expected rates and costs of production. Actual production may vary for a variety of reasons, such as the factors described above, ore mined varying from estimates of grade and metallurgical and other characteristics, mining dilution, actions by labor, and government imposed restrictions. Estimates of production from properties and facilities not yet in production are based on similar factors but there is a greater likelihood that actual results will vary from estimates due to a lack of actual experience. Cash cost estimates and estimates of cash cost reductions are based on such things as past experience, including experience with other properties, reserve and production estimates, anticipated mining conditions, estimated costs of materials, supplies and utilities, and estimated exchange rates. Noncash cost estimates are based on total capital costs and reserve estimates, and change based on actual amounts of unamortized capital and changes in reserve estimates. Estimates of future capital costs are based on a variety of factors and include past operating experience, including experience with other properties estimated levels of future production, estimates by and contract terms with third party suppliers, expectations as to government and legal requirements, feasibility reports by company personnel and outside consultants, and other factors. Capital cost estimates for new projects are subject to greater uncertainties than additional capital costs for existing operations. Estimated time for completion of capital projects is based on such factors as the Company's experience in completing capital projects, and estimates provided by and contract terms with contractors, engineers, suppliers and others involved in design and construction of projects. Estimates reflect assumptions about factors beyond the Company's control, such as the time government agencies take in processing applications, issuing permits and otherwise completing processes required under applicable laws and regulations. Actual time to completion can vary significantly from estimates.


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